Exhibit 10.28

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the 21st day of November, 2013, between Independent Bank, McKinney, Texas (the “Employer”) and James D. Stein (the “Executive”), and is joined in by Employer’s parent company, Independent Bank Group, Inc. (“IBG”).

RECITALS

WHEREAS, Independent Bank Group, Inc. (“IBG”) and BOH Holdings, Inc. have entered into an Agreement and Plan of Reorganization dated November 21, 2013 (the “Reorganization Agreement”), providing for the merger described therein (the “Merger”);

WHEREAS, as a condition to consummation of the Merger, the Employer and Executive are required, and have agreed, to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Employer and Executive hereby agree as follows:

1. Effective Date; Term.

1.1 This Agreement shall be effective as of the Effective Time of the Merger as set forth in the Reorganization Agreement (the “Effective Date”). In the event that the Reorganization Agreement is terminated, this Agreement shall terminate and be of no further force or effect.

1.2 The Employer employs the Executive, and the Executive accepts such employment, for a three year period commencing on the Effective Date (the “Term”). Unless terminated sooner as provided herein, the Term shall automatically be extended for one year periods (which becomes part of the Term) if neither party notifies the other party of their decision not to renew the Agreement. Such notice must be given within the period of ninety (90) days and one hundred eighty (180) days prior to the expiration of the Term.

1.3 This Agreement may be terminated prior to the expiration of the Term as provided in Section 4 of this Agreement.

2. Position and Duties.

2.1 During the term of this Agreement, the Employer shall employ the Executive to serve as Vice Chairman and Houston Region CEO. The Executive shall perform such executive, administrative and operational duties customary for a Vice Chairman/Regional CEO as may be assigned to the Executive from time to time by the Chairman of the Board and CEO of Employer.

2.2 Executive agrees to serve the Employer faithfully and to the best of the Executive’s ability and to devote substantially all of the Executive’s business time, attention and efforts to the interests and business of the Employer.

2.3 The Executive agrees at all times to perform all his duties in accordance with applicable laws, rules and regulations and the policies and procedures of the Employer applicable to officers in effect from time to time.

3. Compensation, Benefits and Expenses. As compensation for the services to be provided to Employer by Executive and in consideration of the covenants of Executive set forth herein, Executive shall receive the following compensation.

3.1 Completion Bonus. On the Completion Date, with said Completion Date being on or before 90 days from the Effective Date, Employer shall pay to Executive a one time cash bonus in the amount of $2,000,000.00 (the “Completion Bonus”). In the event that the Executive voluntarily resigns from his position with the Employer or the Employer terminates the employment of the Executive and this Agreement for Cause (as defined below) on or before the second anniversary of the Effective Date, the Executive shall repay the Completion Bonus (in immediately available funds) to the Employer within two business days following the date of such termination of employment.

3.2 Stock Grant. On the Effective Date, IBG shall grant and issue to the Executive 60,000 restricted shares of its common stock. The grant and issuance of the restricted shares provided for in this Section 3.2 is subject to the terms and conditions of IBG’s 2013 Equity Incentive Plan (the “Plan”), a copy of which has been provided to the Executive. Such grant of restricted shares shall be pursuant to, and evidenced by, a Restricted Stock Agreement as provided for in the Plan (the “Restricted Stock Agreement”).

3.3 Salary. During the period from the Effective Date through the Term of this Agreement, the Employer shall pay to Executive an annual base salary of $400,000.00 (the “Base Salary Amount”) in equal installments pursuant to the Employer’s standard payroll policies and subject to such withholding or deductions as may be mutually agreed between the Employer and the Executive or required by law. Employer shall review Executive’s salary at the beginning of each calendar year but in no event shall the Base Salary Amount be reduced below $400,000.00.

3.4 Annual Incentive Bonus. In addition to the Base Salary Amount, the Executive shall be eligible to receive an annual incentive bonus, based upon the Executive’s and the Employer’s attainment of pre-established performance goals (the “Annual Incentive Bonus”). The performance goals upon which the Annual Incentive Bonus will be based shall be adopted at the beginning of each year by the Board of Directors of the Employer (the “Board”). For each fiscal year during the Term of this Agreement, the Executive’s Annual Incentive Bonus amount shall be determined and approved by the Board after a review of the extent to which the pre-established performance goals have been attained, with the target amount being approximately 65% of the Base Salary Amount. The Board’s review and approval of the Annual Incentive Bonus amount shall be completed no later than the 30th day after the end of each of the Employer’s fiscal year and shall be paid to the Executive within thirty (30) days after the amount has been approved by the Board. The Annual Incentive Bonus shall be paid 65% in cash and 35% in restricted shares of IBG’s common stock granted pursuant to the Plan and a Restricted Stock Agreement as provided for in the Plan.

3.5 Fringe Benefits. During the period of his employment, Executive shall be entitled to participate in the Employer’s (i) group health plan, (ii) group disability insurance plan, (iii) life insurance benefits, (iv) 401(k) plan benefits, and (v) other benefits consistent with those provided by Employer to other officers of similar positions with the Employer, including a car allowance, country club dues, cell phone allowance, etc. Executive will be entitled to four weeks of paid time off each year; no more than two consecutive weeks may be taken at any given time in each fiscal year.

3.6 Expenses. During the Term of this Agreement, the Employer authorizes Executive to incur reasonable and necessary out-of-pocket business expenses in the course of performing his duties and rendering services hereunder in accordance with Employer’s policies with respect thereto, and the Employer shall reimburse Executive for all such expenses, provided (i) such expenses and the purpose for which they were incurred are in accordance with Employer’s policies, and (ii) the Executive timely submits to the Employer expense reports and substantiation of the expenses in accordance with Employer’s policies. In such event, any such reimbursement shall be made as soon as practicable and in no event later than the end of the calendar month following the calendar month in which the expenses were incurred and submitted for reimbursement.

3.7 280G Parachute Payments. Notwithstanding any other provision in this Agreement, if (x) all or a portion of the Completion Bonus and the Restricted Stock Award to which the Executive is otherwise entitled to receive pursuant to Section 3.1 and Section 3.2 would constitute “parachute payments” as defined in Section 280G(b)(2) of the Code with respect to the change in the ownership or effective control of BOHI as mutually determined by the Employer and Executive, and (y) the aggregate present value of such parachute payments and all other parachute payments received by the Executive in connection with the Merger (taking into account the exclusion of the portion of any such payments that constitutes reasonable compensation for services to be rendered by the Executive on or after the date of the Merger) is equal to or more than 3 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code as mutually determined by the Employer and Executive, then the Completion Bonus and the Restricted Stock Award will be reduced to an amount that, when combined with all other parachute payments received by the Executive in connection with the Merger (including parachute payments from BOHI), is equal to 2.99 times the Executive’s base amount. In such case, the order of reduction pursuant to this Section shall apply first to the Completion Bonus until the portion of the Completion Bonus that constitutes parachute payment is reduced to zero, and then to the Restricted Stock Award to be made last (i.e., in reverse order of time).

4.Termination. This Agreement shall terminate upon the death or disability of the Executive, the voluntary resignation by the Executive, and the termination of employment by the Employer. The following sets forth the Employer’s obligations to the Executive upon each of these events.

4.1 Termination Upon Death. Upon death of the Executive during the Term, the Employer shall pay to the Executive’s estate a lump sum payment representing all compensation and benefits earned by the Executive and unpaid at the date of termination. Upon such payment, the Employer shall have no further obligation to the Executive or his estate under this Agreement.

4.2 Termination Upon Disability. Upon the disability of the Executive during the Term, the Employer shall continue to pay to the Executive his Base Salary Amount until the earlier to occur of (a) 90 days after the date of termination, or (b) the date the Executive begins receiving long term disability insurance benefits. Upon such payment, the Employer shall have no further obligation to the Executive under this Agreement.

4.3 Voluntary Resignation. If the Executive voluntarily resigns from his position with Employer without Good Reason, the Employer shall pay to the Executive a payment representing all compensation earned by the Executive and unpaid at the date of termination. Upon such payment, the Employer shall have no further obligation to the Executive under this Agreement.

4.4 Termination for Cause. Employer may terminate this Agreement for Cause (as defined below) pursuant to notice in writing to Executive, specifying such Cause with reasonable particularity. Executive shall have thirty (30) days from receipt thereof in which to cure the act or omission complained of, unless the act or omission of its very nature cannot be cured. If no cure has been or can be effected within the time allowed, the Executive’s employment and this Agreement shall thereupon terminate. For purposes hereof, “Cause” shall be limited to (a) any material act of self-dealing between Employer and Executive which is not disclosed in full to, and approved by, the Board; (b) deliberate falsification by Executive of any records or reports; (c) fraud on the part of Executive against the Employer or any subsidiary or affiliate; (d) theft, embezzlement, or misappropriation by Executive of any funds of Employer, or conviction of any felony; (e) execution of any document transferring, or creating any material liens or encumbrance on, any material property of Employer, not in the ordinary course of business, without authorization of the Board; (f) the Executive’s material failure to perform his duties hereunder, (g) the Executive’s engaging in inappropriate behavior which is found by a court to be sexual harassment or assault, (h) the declaration by an independent medical authority that Executive is addicted to drugs or alcohol; or (i) any recommendation or suggestion by any bank regulatory authority that Executive’s employment must be terminated. In the event of Executive’s termination for reasons described in this Section 4.4, this Agreement will terminate; provided the Employer shall pay to the Executive a payment representing all compensation earned by the Executive and unpaid at the date of termination and the Employer shall have no further obligation to the Executive under this Agreement.

4.5 Termination by Employer without Cause or by Executive for Good Reason. The Employer may terminate the Executive’s employment without Cause pursuant to thirty (30) days prior written notice to the Executive. Further, Executive may voluntarily terminate this Agreement for Good Reason pursuant to thirty (30) days prior written notice to the Employer. For the purpose hereof, “Good Reason” shall be limited to (a) the assignment to Executive of any duties or responsibilities inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as Vice Chairman/Houston Region CEO of the Employer, or any other action by the Employer which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly following receipt of notice thereof given by Executive; (b) a reduction in the Base Salary Amount; (c) the material breach by the Employer of any other provision of this Agreement; or (d) the requirement by the Employer that Executive be based anywhere other than Houston-Baytown-Sugar Land Metropolitan Statistical Area (the “Houston MSA”).

Upon termination without Cause or for Good Reason, the Employer shall continue to pay the Base Salary Amount and the Annual Incentive Bonus (in an amount equal to the Annual Incentive Bonus paid to the Executive for the year prior to termination), and provide the benefits to the Executive provided for herein until the later to occur of (i) the end of the Term, or (ii) twelve months after the termination date; provided, however, that Employer shall not be obligated to continue to make payments required by this Section 4.5 after the Executive has obtained comparable full time employment.

4.6 Continuing Obligations. The obligations of the Employer under this Section 4 shall survive termination of the Executive’s employment and the expiration or termination of this Agreement.

5. Confidentiality.

5.1 Confidential Information in General. The Executive has and will have access to and participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of Employer, its subsidiaries, parent company, and affiliates (the “Companies”), including but not limited to (i) business plans, operating plans, marketing plans, bid strategies, bid proposals, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists and customer information, credit files, software programs, reports, correspondence, tapes, discs, tangible property and specifications owned by or used in Employer’s business, operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, products, distribution, delivery or merchandising plans or ideas, and potential new distribution or business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available (the “Confidential Information”); provided that the term Confidential Information shall not include information that is available or known to persons or entities outside of the Employer otherwise than as a result of a breach of a confidentiality agreement.

5.2 Assignment. The Executive hereby assigns to Employer, in consideration of his employment, all Confidential Information that may be developed by Executive at any time during the term of this Agreement, whether or not made or conceived during working hours, alone or with others, which related, directly or indirectly, to businesses or proposed businesses of the Companies, and Executive agrees that all such Confidential Information shall be the exclusive property of the Companies. The Executive shall establish and maintain written records of all such Confidential Information with respect to inventions or similar intellectual property for the benefit of the Companies and shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information. Notwithstanding anything to the contrary in this paragraph, Executive shall be entitled to retain possession of any daily journal which Executive may make reflecting the Executive’s personal log and notes. The Executive will furnish a copy of any retained daily journal to the Employer as requested.

5.3 Non-Disclosure. The Executive shall not disclose, use or make known for his or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of Executive’s duties under this Agreement.

5.4 Continuing Obligations. The obligations of Executive under this Section 5 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

6. Return of Employer’s Property. Immediately upon termination of the Executive’s employment with the Employer, the Executive shall deliver to the Employer all Confidential Information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Employer in any way obtained by the Executive during the period of his employment with the Employer. Immediately upon termination of the Executive’s employment with the Employer, the Executive shall deliver to the Employer all tangible property of Employer in the possession of Executive, including without limitation, telephones, computers, automobiles and credit cards. The obligations of Executive under this Section 6 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

7. Non-Competition and Non-Solicitation.

7.1 Non-Compete. In consideration of (i) the consummation of the Merger by IBG, and (ii) the execution of this Agreement by the Employer, and ancillary to the otherwise enforceable agreements in the Reorganization Agreement and this Agreement (including Sections 2 and 3 of this Agreement), if Executive voluntarily terminates his employment without Good Reason or Employer terminates Executive’s employment for Cause, then for a period of one year following such termination of Executive’s employment with Employer (the “Non-competition Period”), the Executive will not, directly or indirectly, without the written consent of the Board, own, manage, operate, control, be employed by, consult with or participate in or be connected with any entity owning or having financial interest in, whether direct or indirect, a business entity which is in the same line or lines of business as and competes with the business of the Employer, if such business has a branch or other office of any kind located within the Houston MSA. Executive may not avoid the purpose and intent of this Section 7.1 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

For purposes of this Section 7.1, each of the following activities, without limitation, shall be deemed to constitute proscribed activities during the Non-competition Period: to engage in, work with, have an interest in (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), advise, consult, manage, operate, lend money to (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), guarantee the debts or obligations of, or permit one’s name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever.

7.1.1 If Employer terminates the Executive’s employment without Cause or Executive terminates for Good Reason and Employer pays its obligations under Section 4.5, the Non-competition Period set forth in Sections 7.1 and 7.2 shall be automatically revised to that period of time beginning on the date of termination of employment through the expiration of the then existing Term.

7.1.2 If the Term of the Agreement is not automatically renewed because Employer provides the required notice of non-renewal, then the Non-competition Period shall end upon the expiration of the then existing Term.

7.1.3 If the Term of the Agreement is not automatically renewed because the Executive provides the required notice of non-renewal prior to the expiration of three (3) years from the Effective Date, then the Non-competition/Non-solicitation Period shall extend for a period of one year following the expiration of the then existing Term however, if the Executive provides the required notice of non-renewal three years after the Effective Date, the Non-competition/Non-solicitation Period shall extend for a period of six (6) months following the expiration of the then existing Term.

7.2 Non-Solicitation. During the Non-competition Period, the Executive will not, directly or indirectly, (i) solicit for employment, or advise or recommend any entity to employ or solicit for employment, any person who is, or at any time during the Non-competition Period was, an employee of the Employer, or (ii) solicit the banking business of, or conduct any banking business with, any customer of Employer attributed to the branches of Employer located in the Houston MSA.

7.3 Continuing Obligations. Notwithstanding any other provision of this Agreement, the obligations of Executive under this Section 7 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement until the end of the Non-competition Period.

8. Miscellaneous.

8.1 409A Compliance. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax.

8.2 Dispute Resolutions. Any and all disputes that arise out of or relate to the provisions of this Agreement, or the alleged breach thereof, shall be resolved by arbitration in accordance with the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (AAA) before a single arbitrator who shall be selected in accordance with the AAA rules. The arbitrator must have at least ten years’ experience in employment matters. Arbitration will be conducted in Collin County, Texas. Judgment may be entered upon the final award of the arbitrator. Notwithstanding the foregoing, the Employer may initiate legal proceedings in a court of competent jurisdiction to seek injunctive relief for the purpose of enforcing the covenants set forth in Sections 5, 6, and 7 of this Agreement.

8.3 Notices. Any notices under this Agreement shall be in writing and shall be given by personal delivery, by local courier service, by certified or registered letter, return receipt requested, or by a nationally recognized overnight delivery service; and shall be deemed given when delivered in person or by local courier or upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally recognized overnight delivery service at the addresses set forth below of this Agreement or to such other address or addresses as either party shall have specified in writing to the other party hereto.

If to the Employer:

Mr. David R. Brooks

Chairman of the Board

Independent Bank

1600 Redbud Blvd., Suite 400

McKinney, Texas 75069

If to Executive:

Mr. James D. Stein

725 Highgrove Park

Houston, TX 77024

8.4 Governing Law. ALL QUESTIONS PERTAINING TO THE VALIDITY, CONSTRUCTION, EXECUTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS. EXCLUSIVE VENUE FOR DISPUTES ARISING UNDER THIS AGREEMENT SHALL BE COLLIN COUNTY, TEXAS.

8.5 Entire Agreement; Amendment or Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein and supersedes all prior agreements between the parties. No modification or amendment of any of the provisions of such agreements shall be effective unless in writing and signed by the Executive and Employer. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof. No term or condition of this Agreement shall be deemed to have been waived, nor shall a party be estopped from enforcing any provision of this Agreement, except by a statement in writing signed by the Executive or Employer, whichever party against whom such waiver or estoppel is sought. If any provision of this Agreement is found to be unreasonably broad, it shall nevertheless be enforceable to the extent reasonably necessary to protect the Employer and to the greatest extent permitted by law. If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be reformed to the extent necessary to make it valid or enforceable and to carry out the intent of the parties, or if such reformation is not possible, the remaining provisions of this Agreement shall continue in full force and effect.

8.6 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.

8.7 Headings. The paragraph and subparagraph headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

8.8 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

8.9 Prohibition Against Certain Payments. Notwithstanding any other provision to the contrary herein, the Employer shall not be required to make any payment to the Executive hereunder if such payment would be a “golden parachute payment” as defined in 12 CFR § 359 unless such payment can be made in compliance with such regulation.

8.10 Injunctive Relief. In the event that Employer, IBG and/or the Executive violate any of the provisions set forth in this Agreement, Employer, IBG, and the Executive acknowledge that the injured party would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages in the event that any of the covenants contained herein were not performed in accordance with their terms or otherwise were materially breached. Accordingly, Employer, IBG, and the Executive agree that, without the necessity of proving actual damages or posting bond or other security, the parties hereto shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which a party may be entitled, at law or in equity. In such a situation, the parties agree that the injured party may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written, but to be effective for all purposes as of the Effective Date.

INDEPENDENT BANK

By:	/s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO

EXECUTIVE:

/s/ James D. Stein

IBG hereby joins in the foregoing Agreement, and undertakes that it will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by it.

IN WITNESS WHEREOF, IBG has caused this undertaking to be made in counterparts by its duly authorized officers as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO

INDEPENDENT BANK GROUP1 INC.

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

1. Agreement to Grant Restricted Stock. Subject to the conditions described in this agreement (the “Restricted Stock Agreement”) and in the Independent Bank Group, Inc. 2013 Equity Incentive Plan (the “Plan”), Independent Bank Group, Inc., a Texas corporation (the “Company”), hereby agrees to grant to James D. Stein (“Participant”) all rights, title and interest in the record and beneficial ownership of Sixty Thousand (60,000) shares (the “Restricted Stock”) of common stock, $0.01 par value per share, of the Company (“Common Stock”). This Award of Restricted Stock shall be effective as of the date (the “Grant Date”) of approval by the Committee. The Grant Date is             . All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.

2. Vesting.

(a) Vesting Schedule. Subject to the satisfaction of the terms and conditions set forth in the Plan and this Restricted Stock Agreement, Participant shall vest in his rights under the Restricted Stock and the Company’s right to the return and reacquisition of such shares shall lapse with respect to the Restricted Stock according to the following schedule and conditions, provided the Participant is then employed by the Company and/or one of its Subsidiaries on such vesting date:

(i) twenty percent (20%) of the Restricted Stock (rounded to the nearest whole number of shares) shall vest on the first anniversary of the Grant Date;

(ii) twenty percent (20%) of the Restricted Stock (rounded to the nearest whole number of shares) shall vest on the second anniversary of the Grant Date;

(iii) twenty percent (20%) of the Restricted Stock shall vest on the third anniversary of the Grant Date;

(iv) twenty percent (20%) of the Restricted Stock shall vest on the fourth anniversary of the Grant Date; and

(v) twenty percent (20%) of the Restricted Stock shall vest on the fifth anniversary of the Grant Date.

(b) Change in Control.

(i) Subject to Section 9(a)(iv) of the Plan, upon the consummation of a Change in Control, any of the Restricted Stock held by Participant that is then unvested and not previously forfeited at the time of such Change in Control shall immediately become vested provided such Participant is continuously employed by the Company or its Subsidiaries through such date.

(c) Certain Terminations of Employment.

(i) All unvested shares of Restricted Stock shall immediately become vested and no longer be subject to restriction upon a termination of employment due to the death or Disability of the Participant, by the Participant for Good Reason, or by the Company not for Cause.

(d) Forfeited Restricted Stock. For the sake of clarity, references to Restricted Stock does not include any previously forfeited Restricted Stock.

3. Forfeiture. Except as provided in Section 2(c) in the event of Participant’s termination of employment by the Company or by Participant for any other reason whatsoever, the unvested portion of the Restricted Stock held by Participant at that time shall immediately be forfeited and required by the Company.

4. Issuance and Transferability.

(a) Registration and Restricting Legend. Upon grant, the Restricted Stock granted hereunder shall be registered in the name of Participant and, unless and until such Restricted Stock vest, shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Company, until such time as the restrictions on transfer have lapsed. If the Restricted Stock are represented by certificates, such certificates shall be marked with the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the Independent Bank Group, Inc. 2013 Equity Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner as is set forth in the terms of the Restricted Stock Agreement dated             .”

(b) Book Entry Form. If the shares are held in book entry form, then such entry will reflect, in a manner sufficient to effect in a legally enforceable form, that such shares of Restricted Stock are subject to the restrictions of this Restricted Stock Agreement and the Plan.

(c) Stock Power. Participant will deliver to the Company a stock power, in substantially the form as Exhibit A attached hereto or such form as required by the Company, endorsed in blank, with respect to each Award of Restricted Stock.

(d) Release of Restrictions. Upon vesting of any portion of the shares of Restricted Stock and satisfaction of any other conditions required by the Plan or pursuant to this Restricted Stock Agreement, the Company shall promptly either issue a stock certificate, without such restricted legend, for any shares of the Restricted Stock that have vested, or, if the shares are held in book entry form, the Company shall remove the notations on the book form for any shares of the Restricted Stock that have vested.

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(e) Prohibition on Transfer. Until restrictions lapse, the Restricted Stock shall not be transferable. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock, regardless of by whom initiated or attempted, prior to the lapse of restrictions shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock is effected by operation of law, court order or otherwise, the affected Restricted Stock shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Restricted Stock Agreement. In the case of Participant’s death or Disability, Participant’s vested rights under this Restricted Stock Agreement (if any) may be exercised and enforced by Participant’s guardian or legal representative.

5. Ownership Rights. Subject to any reservations, conditions or restrictions set forth in this Restricted Stock Agreement and/or the Plan, upon grant to Participant of the Restricted Stock, Participant shall be entitled to all voting rights applicable to the Restricted Stock and the right to currently receive dividends during the Restricted Period. In the event of forfeiture of shares of Restricted Stock, the Participant shall have no further rights with respect to such Restricted Stock.

6. Reorganization of the Company. The existence of this Restricted Stock Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. Certain Restrictions. By executing this Restricted Stock Agreement, Participant acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Restricted Stock Agreement or the terms of the Plan.

8. Amendment and Termination. This Restricted Stock Agreement or the Plan may be amended or terminated in accordance with the terms of the Plan.

9. Taxes and Withholdings.

(a) Tax Consequences. The granting, vesting and/or sale of all or any portion of the Restricted Stock may trigger tax liability. Participant agrees that he shall be solely responsible for any such tax liability. Participant is encouraged to contact his tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock.

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(b) Withholding. Participant acknowledges that the vesting of Restricted Stock granted pursuant to this Restricted Stock Agreement, the making of an election under Section 83(b) of the Code and the vesting and payment of any accrued dividends may result in federal, state or local tax withholding obligations. Participant understands and acknowledges that the Company will not deliver shares of Common Stock or make any payment of accrued dividends until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Restricted Stock Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Restricted Stock Agreement or the Plan. As such, if the Company requests that Participant take any action required to effect any action described in this Section 9 and to satisfy the tax withholding obligation pursuant to this Restricted Stock Agreement and the Plan, Participant hereby agrees to promptly take any such action.

(c) Section 83(b). Participant understands that any election under Section 83(b) of the Code with regard to the Restricted Stock must be made within thirty (30) days of the Grant Date and that, in the event of such election, Participant will so notify the Company in writing on or before such date.

10. No Guarantee of Tax Consequences. The Company, Board and Committee make no commitment or guarantee to Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Restricted Stock Agreement and assumes no liability whatsoever for the tax consequences to Participant.

11. Confidentiality.

(a) Confidential Information in General. The Participant has and will have access to and participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and its subsidiaries and affiliates (the “Companies”), including but not limited to (i) business plans, operating plans, marketing plans, bid strategies, bid proposals, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists and customer information, credit files, software programs, reports, correspondence, tapes, discs, tangible property and specifications owned by or used in Company’s business, operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, products, distribution, delivery or merchandising plans or ideas, and potential new distribution or business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available (the “Confidential Information”); provided that the term Confidential Information shall not include information that is available or known to persons or entities outside of the Company otherwise than as a result of a breach of a confidentiality agreement. By this Restricted Stock Agreement, the Participant agrees that he or she is being provided with access to Confidential Information to which he or she has not previously had access.

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(b) Assignment. The Participant hereby assigns to the Company, in consideration of his employment, all Confidential Information that may be developed by the Participant at any time during the term of this Restricted Stock Agreement, whether or not made or conceived during working hours, alone or with others, which related, directly or indirectly, to businesses or proposed businesses of the Companies, and the Participant agrees that all such Confidential Information shall be the exclusive property of the Companies. The Participant shall establish and maintain written records of all such Confidential Information with respect to inventions or similar intellectual property for the benefit of the Companies and shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information. Notwithstanding anything to the contrary in this paragraph, the Participant shall be entitled to retain possession of any daily journal which the Participant may make reflecting the Participant’s personal log and notes. The Participant will furnish a copy of any retained daily journal to the Company as requested.

(c) Nondisclosure. The Participant shall not disclose, use or make known for his or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Participant’s duties under this Restricted Stock Agreement.

(d) Continuing Obligations. The obligations of the Participant under this Section 11 shall survive the termination of the Participant’s employment and the expiration or termination of this Restricted Stock Agreement.

12. Return of Company’s Property. Immediately upon termination of the Participant’s employment with the Company, the Participant shall deliver to the Company all Confidential Information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Company in any way obtained by the Participant during the period of his employment with the Company. Immediately upon termination of the Participant’s employment with the Company, the Participant shall deliver to the Company all tangible property of Company in the possession of the Participant, including without limitation, telephones, facsimile machines, computers, leased automobiles and credit cards. The obligations of the Participant under this Section 6 shall survive the termination of the Participant’s employment and the expiration or termination of this Restricted Stock Agreement.

13. Noncompetition and Nonsolicitation.

(a) Noncompete. In consideration for (i) the grant to the Participant by the Company, (ii) the provision of Confidential Information, and (iii) the execution of this Restricted Stock Agreement by the Company, and ancillary to the otherwise enforceable agreements in this Restricted Stock Agreement (including Section 1 of this Restricted

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Stock Agreement), for a period of three (3) months following the termination of the Participant’s employment with the Companies for any reason (the “Noncompetition Period”), the Participant will not, directly or indirectly, without the written consent of the Board of Directors of the Company, own, manage, operate, control, be employed by in the same or in a similar manner to which he or she is employed by the Companies, consult with or participate in or be connected with any entity owning or having financial interest in, whether direct or indirect, a business entity which is in the same line or lines of business as and competes with the Business of the Companies (as defined below), if such business has a branch or other office of any kind located within fifteen (15) miles of any branch or office of the Companies, which the parties stipulate is a reasonable geographic area because of the scope of the Companies’ operations and the Participant’s employment with the Company. For purposes of this Section 13(a), each of the following activities, without limitation, shall be deemed to constitute proscribed activities during the Noncompetition Period: to engage in, work with, have an interest in (other than interests of less than I% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), advise, consult, manage, operate, lend money to (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), guarantee the debts or obligations of, or permit one’s name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever. The Participant may not avoid the purpose and intent of this Section 13(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. “Business of the Companies” shall mean the commercial banking business conducted by the Companies as of the date of this Restricted Stock Agreement.

(b) Nonsolicitation. For a period of one (1) year following the date of termination, the Participant will not, directly or indirectly, (i) solicit for employment, or advise or recommend any entity to employ or solicit for employment, any person who is, or at any time during the Noncompetition Period was, an employee of the Company, or (ii) solicit the banking business of, or conduct any banking business with, any Restricted Customer of the Company. For purposes of this Restricted Stock Agreement, “Restricted Customer” means any individual, corporation, limited liability company, association, partnership, estate, trust, or any other entity or organization to which the Companies marketed, attempted to or actually promoted or provided products or services to at any time during the one (1) year immediately prior to the Participant’s last day of employment, and with respect to which the Participant has participated in any efforts related to the marketing, negotiation or provision of products or services, had contact with or supervised employees who had contact with, or received Confidential Information about, within the one (1) year immediately prior to Employee’s last day of employment. This Section 13(b) is geographically limited to wherever any Restricted Customer can be found or is available for solicitation or to do business with, which the parties stipulate is a reasonable geographic area because of the scope of the Companies’ operations and the Participant’s employment with the Company. The Participant may not avoid the purpose

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and intent of this Section 13(b) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(c) Continuing Obligations. Notwithstanding any other provision of this Restricted Stock Agreement, the obligations of the Participant under this Section 13 shall survive the termination of the Participant’s employment and the expiration or termination of this Restricted Stock Agreement until the end of the Noncompetition Period.

(d) Reasonable and Necessary. The Participant agrees that the above covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Restricted Stock Agreement.

14. Severability. In the event that any provision of this Restricted Stock Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Restricted Stock Agreement under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or this Restricted Stock Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Restricted Stock Agreement, and the remainder of this Restricted Stock Agreement shall remain in full force and effect.

15. Terms of the Plan Control. This Restricted Stock Agreement and the underlying Award are made pursuant to the Plan. Notwithstanding anything in this Restricted Stock Agreement to the contrary, the terms of the Plan, as amended from time to time and interpreted and applied by the Committee, shall govern and take precedence.

16. Governing Law; Venue. This Restricted Stock Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law. Venue for any action to enforce the provisions of this Restricted Stock Agreement shall lie solely in the state and federal district courts located in Collin County, Texas. The parties hereby submit to the exclusive jurisdiction of the courts of the State of Texas located in McKinney, Texas, or the federal courts of the United States located in the Northern District of the State of Texas in respect of any dispute relating to this Restricted Stock Agreement or to the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the personal and subject matter jurisdiction of such courts to resolve any such dispute or to venue in McKinney, Texas, including an objection based on forum non conveniens.

17. Consent to Electric Delivery; Electronic Signature. Except as otherwise prohibited by law, in lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses

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supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.

[signature blanks follow]

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Executed: November 21, 2013

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman and CEO

Accepted: November 21, 2013

PARTICIPANT:

/s/ James D. Stein
Signature

Name Printed:	James D. Stein

Address of Record:

725 Highgrove Park
Houston, TX 77024

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EXHIBIT A

Assignment Separate from Certificate

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE COMPANY TO EXERCISE ITS “REPURCHASE OPTION” SET FORTH IN THE RESTRICTED STOCK AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF THE PURCHASER.

FOR VALUE RECEIVED,                                         hereby sells, assigns and transfers unto Independent Bank Group, Inc., a Texas corporation (the “Company”),                                         (                    ) shares of common stock of the Company represented by Certificate No.                     and does hereby irrevocably constitute and appoint             , or his designee or successor, as attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:                     , 20    .

James D. Stein
Print Name

/s/ James D. Stein
Signature